Exhibit 99.2

Viatris Announces Appointment of Leo Groothuis to

Company’s Board of Directors

PITTSBURGH – May 22, 2023 – Viatris Inc. (NASDAQ: VTRS), a global healthcare company, today announced that as part of its ongoing board refreshment efforts, Leo Groothuis has been appointed as Viatris’ newest member of its board of directors. Groothuis fills the vacancy created by the previous departure of Michael Goettler in April of this year.

Groothuis has significant international experience and serves as General Counsel of HAL Investments, the Dutch investment subsidiary of HAL Holding N.V., an international investment company listed on the Amsterdam stock exchange, which is focused on increasing shareholder value. In addition to his strategic, financial and governance focus, he has also been actively involved in the development and execution of HAL Investments’ ESG strategy.

Throughout his career, Groothuis has been a trusted C-suite and board advisor to some of the largest companies in both Europe and the U.S. Prior to his role at HAL Investments, he served as practice leader at NautaDutilh, an international law firm, where he guided numerous multi-national companies on significant and complex transactions. As a result, he is recognized as a top lawyer and thought leader in corporate governance, capital markets and M&A.

Viatris Executive Chairman Robert J. Coury said, “We are extremely pleased to welcome Leo Groothuis, a recognized top international executive to the Viatris board. We believe his proven strategic, corporate governance and capital markets experience should serve as a tremendous asset for Viatris, as we continue to look for ways to build and unlock value for our shareholders.”

About Viatris

Viatris Inc. (NASDAQ: VTRS) is a global healthcare company empowering people worldwide to live healthier at every stage of life. We provide access to medicines, advance sustainable operations, develop innovative solutions and leverage our collective expertise to connect more people to more products and services through our one-of-a-kind Global Healthcare Gateway®. Formed in November 2020, Viatris brings together scientific, manufacturing and distribution expertise with proven regulatory, medical, and commercial capabilities to deliver high-quality medicines to patients in more than 165 countries and territories. Viatris’ portfolio comprises more than 1,400 approved molecules across a wide range of therapeutic areas, spanning both non-communicable and infectious diseases, including globally recognized brands, complex generic and branded medicines and a variety of over-the-counter consumer products. With more than 38,000 colleagues globally, Viatris is headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

This press release includes statements that constitute “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements may include statements that we believe his proven strategic, corporate governance and capital markets experience should serve as a tremendous asset for Viatris, as we continue to look for ways to build and unlock value for our shareholders. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may be unable to realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives; the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with acquisitions, divestitures, or its global restructuring program, within the expected timeframe or at all; impairment charges or other losses related to the divestiture or sale of businesses or assets; the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by COVID-19; actions and decisions of healthcare and pharmaceutical regulators; changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any regulatory, legal or other impediments to Viatris’ ability to bring new products to market, including but not limited to “at-risk” launches; Viatris’ or its partners’ ability to develop, manufacture, and commercialize products; the scope, timing and outcome of any ongoing legal proceedings, and the impact of any such proceedings; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with international operations; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris’ or its partners’ customer and supplier relationships and customer purchasing patterns; the impacts of competition; changes in the economic and financial conditions of Viatris or its partners; uncertainties and matters beyond the control of management, including general economic conditions, inflation and exchange rates; failure to execute stock repurchases consistent with current expectations; stock price volatility; and the other risks described in Viatris’ filings with the Securities and Exchange Commission (SEC). Viatris routinely uses its website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). Viatris undertakes no obligation to update these statements for revisions or changes after the date of this release other than as required by law.

Contacts:

MEDIA	INVESTORS
+1.724.514.1968	+1.412.707.2866
Communications@viatris.com	InvestorRelations@viatris.com

Jennifer Mauer	Bill Szablewski
Jennifer.Mauer@viatris.com	William.Szablewski@viatris.com

Matt Klein
Matthew.Klein@viatris.com

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